Shareholders of BlackRock North American Government Income Trust
Vote For Open-ending

New York June 12, 2001 -- Phillip Goldstein, portfolio manager of Opportunity Partners L.P. said today that at the annual meeting of The BlackRock North American Government Income Trust Inc. held on May 24, 2001 shareholders voted overwhelmingly in favor of a proposal recommending converting the Trust from a closed-end fund to an open-end fund. The final voting results for the open-ending proposal were as follows: 13,918,535 shares In Favor; 7,558,018 Against; and 463,220 Abstaining. The proposal was therefore approved by 65% of the votes cast.

In order to limit costs, Mr. Goldstein only solicited proxies from shareholders owning 60% of the Trust's 34.8 million shares whereas management solicited proxies from all shareholders.
Among the shareholders that received proxy materials from both Mr. Goldstein and from management, which had recommended against open-ending, the proposal was favored by approximately 85% of the votes cast.

Commenting on the results, Mr. Goldstein said: "An honest assessment of the numbers demonstrates a clear preference by shareholders for narrowing the discount. Whether the board of directors will act on that mandate remains to be seen." While shareholders re-elected the incumbent directors over his own nominees at the meeting, Mr. Goldstein said, "I would think that if they do not take action, shareholders might not be so willing to give them the benefit of the doubt in the future."

Opportunity Partners L.P. is a New York-based investment partnership with assets of $46 million.

Contact: Phillip Goldstein at (914) 747-5262 or oplp@att.net.